EXHIBIT 99.1

News Release	For immediate release

Zix Corporation Calls Purported Class Action Lawsuit Without Merit and Plans Vigorous Defense

DALLAS — Sept. 6, 2004 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services, learned, by means of a press release issued September 3, 2004, of the filing of a putative class action lawsuit in the U.S. District Court for the Northern District of Texas against ZixCorp and certain of its current and former officers. The suit, which has not yet been served, alleges that defendants made false and misleading statements and/or omissions in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The suit seeks unspecified damages on behalf of a purported class of purchasers of the ZixCorp common stock during the period from October 30, 2003 to May 4, 2004. ZixCorp believes that the allegations are without merit and plans to defend the action vigorously.

About Zix Corporation

Zix Corporation (ZixCorp®) is a global provider of secure e-messaging, e-prescribing, and e-transaction applications and services. ZixCorp offers a range of solutions to protect organizations from viruses, spam, and electronic attack, as well as enabling secure electronic communications, such as email encryption, e-prescribing, on-line doctor visits, and electronic lab results. ZixCorp helps organizations of any size to streamline operations, reduce risks, and leverage the efficiencies of e-messaging. For more information, visit www.zixcorp.com.

Safe Harbor Statement for ZixCorp

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this release are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for its products and services, including the products and services offered by its recently acquired businesses; reliance on establishing and maintaining strategic relationships to gain customers and grow revenues; the expected increase in competition in secure e-messaging, e-prescribing, and e-transaction applications and services business; the company’s ability to successfully and timely introduce new e-messaging protection and transaction services, products, or related services and implement technological changes; and, the course of litigation is unpredictable and the company’s position in the lawsuit that is the subject of this press release could change as the facts are further developed and as the case evolves. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.

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ZixCorp Contacts:
Public Relations:	Christa Osswald (214) 370-2175, publicrelations@zixcorp.com
Investor Relations:	Peter Wilensky (214) 515-7357, invest@zixcorp.com

www.zixcorp.com	2711 N. Haskell Ave.	Suite 2300, LB 36	Dallas, TX 75204	phone 214 370 2000	fax 214 370 2070